Exhibit 10.3

AMENDMENT NUMBER TWO TO THE CAREMARK RX, INC. SPECIAL

RETIREMENT PLAN

WHEREAS, Caremark Rx, LLC (“Caremark”), a wholly owned subsidiary of CVS Caremark Corporation (the “Company”), has previously established the Caremark Rx, Inc. Special Retirement Plan (the “Plan”); and

WHEREAS, effective as of September 24, 2008 the sponsorship of the Plan was transferred from the Caremark to the Company and the Management Planning and Development Committee of the Board of Directors the “MP&D Committee”) was granted all power and authority to amend, merge and/or terminate the Plan; and

WHEREAS, pursuant to authority granted to the undersigned by Resolutions adopted by the Board of Directors of the Company and the MP&D Committee at meetings on September 24, 2008, which Resolutions granted authority to amend, in the name of and on behalf of the Company, the Plan to comply with provisions of Section 409A of the Internal Revenue Code and to effectuate the resolutions changing the Plan sponsor and delegating authority to the MP&D Committee, the undersigned hereby takes the following action:, the undersigned hereby takes the following action:

NOW, THEREFORE, the Plan is hereby amended, effective as of December 31, 2008, unless otherwise provided below, as provided herein.

1.	GENERAL

Effective on and after September 24, 2008, the term “Company” shall mean CVS Caremark Corporation

Code Section 409A and its applicable regulations and interpretive authority (‘Section 409A’) applies to benefits accrued and or vested under deferred compensation arrangements on or after January 1, 2005. This Plan was effective as of January 1, 2006. A Change in Control as defined in the Plan occurred as of March 22, 2007. With respect to the period January 1, 2006 through December 31, 2008, the Plan has been administered in good faith compliance with Section 409A of the Code and the guidance issued hereunder.

409A Benefits on or after January 1, 2009. The Plan be and hereby is amended, effective as of December 31, 2008 with respect to Participants who continue to accrue benefits under the Plan or who have not commenced payment of Plan benefits prior to January 1, 2009, to provide that such Participants’ Plan benefit shall be subject to the provisions set forth in Appendix A, as attached hereto. In addition, the provisions of Appendix A shall also apply to any benefit paid to a Beneficiary on account of the death of a Participant which first becomes payable on or after January 1, 2009.

2.	The Plan is amended, effective as of September 24, 2008, by revising Section 1.6 to read as follows:

“Committee – means the Management Planning and Development Committee of the Board of Directors of the Company”

3.	The Plan is amended, effective as of December 31, 2008, by adding the following Appendix A to the end thereof:

APPENDIX A

This Appendix A constitutes an integral part of the Plan. The provisions of this Appendix A are applicable only to Plan benefits payable to a Participant who has not commenced payment of a Plan benefit prior to January 1, 2009 or to a Participant’s beneficiary who commences payment of a death benefit under the provisions of the Plan on or after January 1, 2009. Section references in this Appendix A correspond to appropriate Sections of the said Plan as set forth on December 31, 2008.

a.	ARTICLE I – DEFINITIONS

1.4	Change in Control A Change in Control occurred on March 22, 2007 and the provisions of this Section are no longer applicable.

1.7	Disabled Participant A Participant is considered a “Disabled Participant” if prior to his Termination of Employment such Participant incurs any medically determined physical or mental impairment that meet the requirements set forth under Treasury Regs. Section 1.409A-3(i)(4)(i) or (ii), or any subsequent guidance thereto. . The Participant’s Disability Date shall be the date determined by the Committee on a basis uniformly applicable to all persons similarly situated

1.14	Retirement Date means the first day of the month that coincides with, or immediately following a Participant’s Termination of Employment.

1.15	Specified Employee means “Specified Employee” as such term is defined in the Universal 409A Definition Document.

1.19	Termination of Employment means “termination of employment” as such term is defined in the Universal 409A Definition Document. The terms/phrases “termination of employment”, “terminates”, “employment retirement”, “retires”, or other similar language shall mean “termination of employment” as such term is defined in the Universal 409A Definition Document.

b.	ARTICLES 2, and 4 - PAYMENT OF RETIREMENT BENEFITS, DISABILITY BENEFITS AND CHANGE IN CONTROL BENEFITS

Subject to the provisions below and the provisions of Sections 8.1 and 11.10, the Retirement Benefit (or Change in Control Benefit) payable pursuant to the provisions of the Plan to a Participant due to his or her Termination of Employment for reasons other than death shall commence as of the first day of the month coincident with or next following the Participant’s attainment of age 60 or with respect to a Participant who as of his or her Termination of Employment has attained age 58 and completed at least 15 Years of Service, such Participant’s Retirement Date, if earlier.

Specified Employees - Notwithstanding any Plan provision to the contrary, with respect to a Participant who is a Specified Employee on his Termination of Employment the actual payment of the Participant’s Retirement Benefit, if any, payable under the Plan due to the Participant’s Termination of Employment for reasons other than death or Disability shall not commence prior to the first day of the seventh month following the Participant’s Termination of Employment. Any payment of a 409A Supplemental Plan Benefit due the Participant which he would have otherwise received under the Plan during the six month period immediately following such Participant’s Termination of Employment shall be accumulated without interest and paid in the seventh month following such Participant’s Termination of Employment. For the avoidance of doubt, the provisions of this paragraph shall not apply to a Participant’s Plan Benefit payable under this Plan due to the death of the Participant or due pursuant to the provisions of Article 3 to the Participant’s Disability prior to his Termination of Employment.

c.	ARTICLE 3 - PAYMENT OF DISABILITY BENEFITS

Subject to the provisions of Sections 8.1 and 11.10, any Disability Benefit payable pursuant to the provisions of Article 3 of the Plan to a Disabled Participant shall commence as of the first day of the month coincident with or next following the Participant’s attainment of age 60. If an individual who ceases to be a Disabled Participant prior to age 60 resumes employment with Caremark, such reemployment all shave no impact on the timing of payments earned prior to such reemployment. Upon such reemployment such Participant may continue to qualify for future benefits under Article 2 of the Plan.

d.	ARTICLE 5 - DEATH PAYMENTS

A death benefit is payable under the provisions of Article 5 in the event a Participant dies prior to his or her Termination of Employment.

e.	ARTICLE 6 - POST-RETIREMENT DEATH BENEFITS

If a Participant dies on or after the date benefits commence under the Plan, all remaining installments due to him or her after his or her date of death will be paid in the month following the month of the Participant’s death to his or her Beneficiary, if any, in a lump sum cash distribution equal to the present value of such remaining installments as of the payment date.

f.	ARTICLE 10 - AMENDMENT AND TERMINATION

Only to the extent consistent with the rules relating to plan terminations and liquidations in Treasury Reg. Section 1.409A-3(i)(4)(ix) or otherwise consistent with Code Section 409A, shall a distribution pursuant to the provisions of Section 10.2 shall be made. Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, a Participant’s Benefit shall continue to be paid in accordance with the foregoing provisions of the Plan.

g.	ARTICLE 11 - MISCELLANEOUS

With respect to benefits hereunder subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any Plan provision to the contrary, the Committee in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and any subsequent guidance. Notwithstanding any Plan provision to the contrary, the Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7) and any subsequent guidance.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Two to be executed by its duly authorized officer the             day of December, 2008.

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